Exhibit 99.1

September 2011

From the Desk of Randy M. Griffin,
Chairman and CEO of Mesa Energy Holdings, Inc.

Dear Mesa Shareholder,

I want to take this opportunity to personally thank you for your continuing support of the company and to provide you with an update on our progress.  As you know, the company has had some ups and downs over the last 18 months.   I am fully aware that many of you acquired stock at a price that is considerably higher than the current price and I want to assure you that we are working diligently to create and enhance shareholder value.

Hopefully you have read our recent press releases and filings and are aware of our acquisition of producing oil and gas properties in five fields along the Louisiana Gulf Coast.  These properties have combined existing production in excess of 300 barrels of oil equivalent per day. The Company expects the resulting net revenue from production (before corporate overhead and debt service) from these properties to be in excess of $500,000 per month which should generate positive cash flow, significantly improve liquidity and capital resources and enhance shareholder value as we go forward.

As part of this transaction, out technical team was enhanced by two highly regarded industry veterans.  Carolyn M. (Monnie) Greer joined our team as Executive VP of Engineering and as a member of the Board of Directors. Monnie has over 25 years of business, financial, engineering and geo-science experience in all phases of the upstream oil and gas business in the U.S., in both onshore and offshore venues from Michigan to South Texas and the Gulf Coast Region.  Willard Powell also joined our team as Executive VP of Geology. He has over 45 years of business, financial, engineering and geo-science experience in all phases of the upstream oil and gas business in the Gulf Coast Region.  The addition of these two industry veterans to a technical team that already includes David L. Freeman, a highly experienced field operations manager, gives us a technical team that is second to none.

A total of approximately 7,000 net mineral acres are held by production in these fields.  We believe that a significant increase in production can be achieved by improving operational efficiencies, recompleting or otherwise returning several shut-in wells to production and by optimization of the gas lift systems.  A plan is in place and those efforts are underway. We have established a budget of approximately $1,350,000 to be spent on recompletions and other field enhancements in the next twelve months and expect those efforts to significantly increase production and PDP reserves.  In addition, there are a number of proved undeveloped (PUD) drilling locations in these fields as well as deep targets with potential for farm-out or joint venture with other operators.  Our technical team is currently evaluating these opportunities as well as other potential acquisitions in the area.

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Progress in our Marcellus Shale drilling project in Wyoming County, NY, has been slowed by a moratorium on fracking that is currently in place in the state of New York.   The moratorium was originally put in place in order for the state to develop new permitting rules for horizontal wells.  A recent report released by the New York Department of Environmental Conservation proposes to remove the moratorium in all areas of the state other than in the New York City and Syracuse watersheds and to implement new permitting rules for drilling and fracking horizontal wells.  Although these measures have yet to be formally adopted, we believe that this report constitutes significant progress and that its final adoption could ultimately allow us to proceed with the next phase of development of the property and the expansion of our acreage position in western New York.

After thoroughly evaluating the Coal Creek Prospect located in Sequoyah County, OK, we have determined that the property no longer fits our strategic direction.  We currently have no plans to commit additional resources to develop this property and expect to sell our interest in the property later this year.

I cannot over-emphasize the importance of our recent acquisition.  The additional talent and resources available to the company as a result of this transaction have provided us with an extraordinary opportunity for future growth.  I believe that this acquisition was a turning point for the company and that the momentum from this transaction will lead to significant growth in shareholder value.

I invite you to review our recent filings and press releases in order to better evaluate the transaction and the potential of the company.  For additional updated information, please visit our website at www.mesaenergy.us.

Again, thank you for your support of Mesa Energy Holdings, Inc.

Sincerely,

/s/ Randy M. Griffin
Randy M. Griffin
Chairman and CEO
Mesa Energy Holdings, Inc.

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